EXHIBIT 99.1

For Immediate Release: December 10, 2010

Occidental Petroleum to Divest Argentine Assets, Purchase New U.S. Assets,
Increase Dividend

•	Argentine Assets Divested
•	New U.S. asset acquisitions in South Texas, North Dakota; Additional 13% interest in Plains All-American (PAA) General Partner; 50% JV interest in Elk Hills Power Plant
•	21% dividend increase

LOS ANGELES, December 10, 2010 – Occidental Petroleum Corporation (NYSE:OXY) today announced it has executed an agreement with a subsidiary of China Petrochemical Corporation (Sinopec) to sell Occidental’s Argentine oil and gas operations for after-tax proceeds of approximately $2.5 billion.
Occidental also announced that it had executed agreements to purchase oil and gas properties in South Texas and North Dakota for about $3.2 billion. Additionally, Occidental announced that it has signed an agreement to increase its General Partner (GP) ownership in Plains All-American (NYSE:PAA) to approximately 35 percent; and it has agreed to acquire the remaining 50 percent joint venture interest in the Elk Hills Power Plant.
Occidental expects all of these transactions to be completed no later than the end of the first quarter of 2011, subject to normal regulatory approvals.
"These transactions will be immediately accretive to our earnings, return on capital employed and cash flow after capital. With these new acquisitions and without Argentina in our asset mix, achieving both our short-term and long-term average annual production growth outlook of 5-8 percent will be more certain and will generate higher returns,” said Dr. Ray R. Irani, Chairman and Chief Executive Officer of Occidental Petroleum Corporation.
“These properties, combined with acquisitions completed earlier this year, will more than replace the production from the sale of Argentina. We expect that each of these new acquisitions together with future drilling, potential exploration and consolidation opportunities in these areas, over time, will grow to over 50,000 barrels of oil equivalent per day (BOEPD).”
“In light of our outlook for improved free cash flow, the Board has agreed to increase our common dividend rate by 21 percent from 38 cents per quarter to 46 cents per quarter effective with the April 15th payment. The formal dividend declaration will be made by the Board of Directors in February," said Dr. Irani.
The South Texas assets will be purchased from Shell for about $1.8 billion and currently produce approximately 200 million cubic feet per day of gas equivalent. Shell has owned and operated the properties for many years. The assets will be 100 percent operated by Occidental and have an excellent inventory of drilling opportunities.

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Occidental is purchasing, from a private seller, approximately 180,000 net contiguous acres in North Dakota which produce from the Bakken formation and are prospective in the Three Forks formation. The purchase price is approximately $1.4 billion. The assets currently produce approximately 5,500 BOEPD and Occidental’s net risked reserve exposure is in excess of 250 million barrels of oil equivalent. Combined with Occidental’s other interests in the Williston Basin, Occidental will have an interest in over 200,000 net acres and over 6,000 BOEPD of production. Occidental expects to grow production in the Williston Basin to at least 30,000 BOEPD over the next five years.
Occidental is purchasing an incremental 13 percent ownership in PAA’s general partner, bringing its total ownership in the GP to approximately 35 percent. PAA’s operations compliment Occidental’s domestic oil and gas operations. Plains is one of the largest operators of oil pipelines in North America with operations in Texas, California, and North Dakota, among other areas.
In addition, Occidental is purchasing Sempra Generation’s 50 percent interest in the Elk Hills Power Plant, bringing Oxy’s ownership to 100 percent. This will improve efficiency and lower operating costs at Oxy’s Elk Hills business unit.
Occidental’s Argentine assets being divested currently produce approximately 44,000 BOEPD net to Oxy. When the transaction closes, Occidental expects to report a gain on the sale.
The company will finance the acquisitions from both existing balance sheet cash and debt financing.

Editors Note: Additional information and maps available at
http://www.oxy.com/transactionfacts/pdf.html.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in North America, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization.  Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Oxy is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

Forward-Looking Statements

Portions of this press release contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations; supply and demand considerations for Occidental’s products; not successfully completing, or any material delay of, any development of new fields, expansion projects, capital expenditures, efficiency-improvement projects, acquisitions or dispositions; potential failure to achieve expected production from existing and future oil and gas development projects;

exploration risks such as drilling unsuccessful wells; any general economic recession or slowdown domestically or internationally; higher-than-expected costs; potential liability for remedial actions under existing or future environmental regulations and litigation; potential liability resulting from pending or future litigation; general domestic and international political conditions; potential disruption or interruption of Occidental’s production or manufacturing or damage to facilities due to accidents, chemical releases, labor unrest, weather, natural disasters, political events or insurgent activity; failure of risk management; changes in laws or regulations; or changes in tax rates.  Words such as “estimate”, “project”, “predict”, “will”, “would”, “should”, “could”, “may”, “might”, “anticipate”, “plan”, “intend”, “believe”, “expect” or similar expressions that convey the uncertainty of future events or outcomes generally indicate forward-looking statements. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their SEC filings, to disclose only reserves anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.  We use certain terms in this presentation, such as net risked reserve exposure and net risked reserve potential, that the SEC’s guidelines strictly prohibit us from using in our SEC filings. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in Occidental's Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com.  You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

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Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249

Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184
On the web: www.oxy.com

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